Exhibit 99.1

Agilent Announces CrossLab Group Leadership Transition

Mark Doak to Retire May 1, Padraig McDonnell to lead Agilent CrossLab Group

SANTA CLARA, California, Jan. 23, 2020 -- Agilent Technologies Inc. (NYSE: A) today announced that Mark Doak, Agilent senior vice president and president of the Agilent CrossLab Group, has decided to retire on May 1, 2020. The company has named Padraig McDonnell, currently vice president and general manager, Chemistries and Supplies Division, to succeed him. Doak will continue as an active member of the executive staff until his retirement date, working with McDonnell to ensure a smooth transition.

Mark Doak has had a successful 42-year career in the analytical and scientific-instrument industry. He started his career with Beckman Instruments and later joined Hewlett-Packard (Agilent’s predecessor) in 1982. During his tenure with Agilent, he has held various senior-management positions across marketing, quality and services. Doak has led the Agilent CrossLab Group since 2014.

“Mark has been a key contributor to Agilent’s success for many years,” said Mike McMullen, Agilent president and CEO. “His leadership, knowledge and drive have helped make Agilent the industry leader it is today. I personally want to thank Mark for all that he has done to help lead our company and wish him all the best in his retirement.

“I’m also extremely pleased that Padraig McDonnell has accepted the role of leading our CrossLab Group upon Mark’s retirement. His history as a key member of Mark’s team, combined with his broad-based experience, track record of results and outstanding leadership skills, make Padraig the ideal person to take on this assignment. I have the utmost confidence he will continue to produce the same high level of success that Mark has achieved.”

McDonnell has been with Agilent for 22 years and has served in a variety of key sales and business-unit leadership positions. Prior to his current role leading the Chemistries and Supplies Division for the past three years, McDonnell was the vice president and general manager of Agilent’s Life Science and Applied Markets Group for Europe, the Middle East and India.

“While I was conflicted about retiring, Agilent and the Agilent CrossLab Group are in a solid position to continue their positive growth trajectories and the timing was right from an organizational perspective,” Doak said. “I look forward to working closely with Padraig in the coming months to help ensure a seamless transition.”

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INVESTOR CONTACT:

Ankur Dhingra

+1 408-345-8948

ankur_dhingra@agilent.com

MEDIA CONTACT:

Tom Beermann

+1 408-553-2914

tom.beermann@agilent.com